Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between Challenger Powerboats, Inc. (the “Company”) and Jack Clark (“Employee”) on the date signed below by Employee (the Company and Employee are collectively referred to as the “parties”).

RECITALS

WHEREAS, Employee had an employment agreement with the Company dated September 6, 2006 (“the employment agreement”);

WHEREAS, the parties have disputes relating to Employee's employment, the termination thereof, and the employment agreement; and

WHEREAS, the parties hereto have reached an agreement to settle the current disputes among them;

NOW THEREFORE, in consideration of the foregoing premises and the terms, conditions, and provisions of this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.

Resignation.  Employee hereby resigns from employment, and any and all positions, offices and directorships held, with the Company and its Affiliates, effective as of February 20, 2008 (the “Separation Date”).   All company records which include any personnel or employee information (in whatever form kept, including, but not limited to, electronic files) regarding Employee, will reflect that Employee resigned from the Company “to pursue other opportunities.”

2.

Severance Benefits.  In consideration of Employee’s acceptance of this Agreement and subject to Employee meeting in full his obligations under it, the Company will provide Employee the following severance pay and benefits:

(a)

Employee will receive separation pay equal to one (1) months pay that will be paid over two (2) normal pay periods (“Severance Period”), to be paid on March 14, 2008 and March 31, 2008.

(b)

All severance payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

(c)

Although Employee will no longer be enrolled in Company’s health insurance plan as of the Separation Date, Employee may elect to continue his participation therein and that of his eligible dependents for the period of time provided for under the federal law known as “COBRA”.  Should Employee make such election, Company shall continue to make payments on behalf of Employee through April 30, 2008 in such amounts as it did prior to the Separation Date.

 3.

Final Salary and Vacation Payment.  Upon execution of this agreement, Employee will receive a final paycheck for three days of pay (February 18-20, 2008) in the amount of $1,246.15, two weeks of earned vacation pay ($4,153.85) and one week of accrued vacation ($2,076.92). Employee will not continue to earn vacation or other paid time off after the Separation Date.

4.

Acknowledgement of Full Payment.  Employee hereby acknowledges that this Agreement outlines all compensation and consideration due the Employee and will be received under the terms of this Agreement.

5.

Confidentiality and Non-Disparagement.

(a)

Employee agrees that he will continue to protect Confidential Information, as defined here, and that he will never, directly or indirectly, use or disclose it. As used in this Agreement, “Confidential Information” means any and all information of the Company that is not generally known to others with whom it competes or does business or with whom it plans to compete or do business. Confidential Information also includes all information received by the Company from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.

(b)

Employee agrees that he will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of his immediate family and to his legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(c)

Employee agrees that, he will not disparage or criticize the Company, its business, its management or its products, and that he will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation. The Company agrees that it will not in any way disparage Employee, make or solicit any oral or written comments, statements or the like to anyone that may be considered to be derogatory or detrimental to the good name or professional and personal reputation of the Employee.

6.

Return of Company Documents and Other Property. In signing this Agreement, Employee assures the Company that Employee has returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in Employee’s possession or control. Further, Employee represents and warrants that he has not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that his employment with the Company has ended, Employee agrees that he will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, Employee acknowledges that he has disclosed to the Company all passwords necessary or desirable to enable the Company to access all information, which he has password-protected on any of its computer equipment or on its computer network or system.

7.

Non-solicitation.  As set out in Section 8(b) of Employee’s employment agreement, which section Employee acknowledges is reasonable and continues to bind him, Employee agrees he shall not at any time until the twelve (12) month anniversary of the Separation Date, either individually or through any entity, solicit in any matter a past or current customer of Company (as of the Separation Date) for purposes of providing products and services to the customer that are competitive with the products and services provided by Company; nor shall Employee, at any time until the twelve (12) month anniversary of the Separation Date, induce or attempt to induce a past or current customer of Company (as of the Separation Date) to refrain from purchasing products or services from Company.

8.

Non-Compete.  Employee is free from any obligations as set out in Section 8(a) of Employee’s employment agreement: to work directly or indirectly, as an employee, owner, partner, agent, director, officer, or otherwise, in any business which manufactures marine products.

9.

Employee Cooperation. Employee agrees to cooperate with the Company hereafter with respect to all matters arising during or related to his employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse Employee’s out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

10.

Release of Claims.

(a)

In exchange for the special severance pay and benefits provided to Employee under this Agreement, to which Employee would not otherwise be entitled, on Employee’s own behalf and that of Employee’s heirs, executors, administrators, beneficiaries, personal representatives and assigns, Employee agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that Employee has had in the past, now has, or might now have, in any way related to, connected with or arising out of Employee’s employment, or its termination, the employment agreement, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which Employee has provided services to the Company or any other federal, state or local law, regulation or other requirement and Employee hereby releases and forever discharges the Company and its subsidiaries and other Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b)

This Agreement, including the release of claims set forth in the paragraph immediately above, creates legally binding obligations and the Company therefore advises Employee to consult an attorney before signing this Agreement. In signing this Agreement, Employee give the Company assurance that he has signed it voluntarily and with a full understanding of its terms; that he has been advised of his right to consult with an attorney; that he has had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if Employee wished to do so, or to consult with any other of those persons to whom reference is made in paragraph 4[b] above; and that, in signing this Agreement, Employee has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

11.

Compliance with Laws.  Employee also acknowledges his obligation, since the beginning of his employment, to report to the Company any information indicating that any employee of the Company has, by act or omission, violated any company policy or federal, state or local law, regulation or ordinance and he confirms that he either is not aware of any such information or that he has reported any such information to the Company.

12.

Miscellaneous.

(a)

Except as set out above in paragraphs 6 and 7 of this Agreement relating to sections 8(a) and 8(b) of Employee’s employment agreement, this Agreement constitutes the entire agreement between Employee and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to Employee’s employment, including the employment agreement, its termination and all related matters, excluding only any existing obligations Employee has to the Company or any of its Affiliates with respect to the protection of Confidential Information that are contained in other agreements between the parties.

(b)

This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Employee and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c)

The obligation of the Company to make payments to Employee or on Employee’s behalf under this Agreement is expressly conditioned upon Employee’s continued full performance of Employee’s obligations under this Agreement.

(d)

For purposes of this Agreement, the term “Affiliates” means any and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest, contract or otherwise.

(e)

All provisions of this Agreement will be construed and governed by Missouri law.

(f)

Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement. Employee may revoke this Agreement at any time during the seven (7) day period immediately following the date of his execution by delivering written notice thereof to the Company. If Employee does not revoke it, prior to the expiration of that seven (7) day period, this Agreement will take effect as a legally binding agreement between Employee and the Company on the basis set forth herein. The enclosed copy of this Agreement, which Employee should also sign and date, is for Employee’s records.

[Signatures on following page]

CHALLENGER POWERBOATS, INC.

/s/ Laurie A. Phillips
Signature

Laurie A. Phillips
Printed Name

Chief Executive Officer
Title

February 20, 2008
Date
Accepted and agreed:

/s/ Jack Clark
Jack Clark

February 20, 2008
Date